EXHIBIT 99.1

Fastenal Company Announces Webcast to Discuss Current Operations and Growth Initiatives

WINONA, Minn., May 3, 2011 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST) announced its intention to webcast an investor presentation from its distribution center in Indianapolis, Indiana on May 12th.

This presentation, which will focus on current operations and growth initiatives, is being held in connection with our 2011 Industrial & Construction Expo. The presenters will be Will Oberton, our President and CEO, and Dan Florness, our Executive Vice-President and CFO. The company intends to, among other things, expand upon the Fastenal Automated Supply Technology (industrial vending) discussion from its Annual Meeting of Shareholders on Tuesday, April 19th.

This presentation will be broadcast live over the Internet on Thursday, May 12, 2011 at 9:30 a.m. Eastern Time.

To access the webcast, please visit the following Web address:

http://investor.fastenal.com/events.cfm

An online archive of the broadcast will be available within one hour of the conclusion of the call and will be available until June 15, 2011. Participants must have a soundcard and speakers to listen to the online broadcast.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; metals, alloys and materials; and office supplies.

Fastenal operates approximately 2,500 stores located primarily in North America with additional locations in Asia, Europe, and Central America. The Company operates eleven distribution centers in the United States - Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and three outside the United States - Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

FAST-G

CONTACT: Jean DuBois or Ellen Trester
         507.454.5374